Exhibit 99.1

NOW Inc. Announces Appointment of Karen David-Green to the Board of Directors

HOUSTON—(BUSINESS WIRE)—March 27, 2023—NOW Inc. (NYSE:DNOW) announced today that Karen David-Green has been appointed to the Company’s Board of Directors effective March 24, 2023. Ms. David-Green’s term will expire at the 2023 annual stockholders’ meeting.

Ms. David-Green has served as the Chief Communications, Stakeholder and Sustainability Officer at Expro Group, a publicly traded company listed on the New York Stock Exchange, since 2021. Prior to joining Expro Group, Ms. David-Green was part of Weatherford International plc for ten years, where she last served as Senior Vice President, Stakeholder Engagement & Chief Marketing Officer. Prior to joining the energy industry, Ms. David-Green spent 15 years on Wall Street, where she held roles of increasing responsibility at various investment banks.

David Cherechinsky, NOW Inc.’s President and Chief Executive Officer, said “We are excited to welcome Karen to the NOW Inc. Board of Directors. Karen brings important experience to the board and the Company. We believe she will provide valuable perspectives as we continue to pursue and execute our strategy to enhance value for DNOW stockholders.”

Dick Alario, NOW Inc.’s Chairman of the Board, said “The addition of Ms. David-Green to our Board complements our board of directors’ skills and experiences. Karen’s appointment is also in keeping with our commitment to increase the gender diversity of DNOW’s Board of Directors. Karen is a valuable addition to the Board and I am delighted to welcome her.”

With the appointment of Ms. David-Green, the Company’s Board of Directors is now comprised of nine Directors, eight of whom are external and independent including the Chairman of the Board of Directors, three of which are women and one of which is of an ethnically diverse background.

DistributionNOW is a worldwide supplier of energy and industrial products and packaged, engineered process and production equipment with a legacy of 160 years. Headquartered in Houston, Texas, with approximately 2,425 employees and a network of locations worldwide, we offer a broad set of supply chain solutions combined with a suite of digital solutions branded as DigitalNOW® that provide customers world-class technology for digital commerce, data and information management. Our locations provide products and solutions to exploration and production companies, midstream transmission and storage companies, refineries, chemical companies, utilities, mining, municipal water, manufacturers, engineering and construction companies as well as companies operating in the decarbonization, energy transition and renewables end markets.

Source: NOW Inc.

NOW Inc.

Brad Wise, (281) 823-4006

Vice President of Digital Strategy and Investor Relations